010 Money Market, March 31, 2008, semiannual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A) For the period ended March 31, 2008, Putnam Management has assumed $6,021 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 		Class A		71,743
		Class B		 2,152
		Class C		   422

72DD2		Class M		   982
		Class R		    82
		Class T		   329

73A1		Class A		 .0212
		Class B		 .0187
		Class C		 .0187

73A2		Class M		 .0205
		Class R		 .0187
		Class T		 .0200

74U1		Class A	     3,467,080
		Class B	       117,561
		Class C	        30,164

74U2		Class M		55,588
		Class R		 6,400
		Class T		19,937

74V1		Class A		1.0000
		Class B		1.0000
		Class C		1.0000

74V2		Class M		1.0000
		Class R		1.0000
		Class T		1.0000




Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.